Filed Pursuant to Rule 424(b)(3)

Registration Number 333-152700

Prospectus Supplement No. 5

to the Prospectus dated September 9, 2008

Tree.com Inc.

16,654,428 Shares of Common Stock, Par Value $.01 Per Share

This prospectus supplement No. 5 supplements and amends information in the prospectus dated September 9, 2008, as supplemented by prospectus supplement No. 1 dated November 10, 2008, prospectus supplement No. 2 dated December 17, 2008, prospectus supplement No. 3 dated January 29, 2009, and prospectus supplement No. 4 dated February 5, 2009 (collectively, the “Prospectus”).  You should read this prospectus supplement in conjunction with the Prospectus.  This supplement is qualified by reference to the Prospectus, except to the extent that the information herein supersedes the information contained in the Prospectus.

This prospectus supplement includes our Current Report on Form 8-K dated February 8, 2009, as filed with the Securities and Exchange Commission on February 11, 2009.

In reviewing this prospectus supplement and the Prospectus, you should carefully consider the risks under “Risk Factors” beginning on page 8 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

This supplement is part of the Prospectus and must accompany the Prospectus to satisfy prospectus delivery requirement under the Securities Act of 1933, as amended.

The date of this prospectus supplement is February 13, 2009.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

FEBRUARY 8, 2009

Tree.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34063	26-2414818
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

11115 Rushmore Drive, Charlotte, NC		28277
(Address of principal executive offices)		(Zip Code)

(704) 541-5351

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.           Entry into a Material Definitive Agreement.

On February 8, 2009, Tree.com, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Douglas R. Lebda, the Company’s Chairman and Chief Executive Officer.  Pursuant to the Stock Purchase Agreement, Mr. Lebda will purchase 935,000 shares of common stock (the “Stock”) from the Company at a purchase price of $3.91 per share for an aggregate purchase price of $3,655,850.  The purchase price represents the closing market price of the common stock on the day prior to the execution of the Stock Purchase Agreement.  Mr. Lebda will close on the purchase of 50% of the Stock within five business days of the date of the Stock Purchase Agreement and will close on the purchase of the balance of the Stock within 60 days after the initial closing.

The Stock is subject to certain transfer restrictions and vests over a 24-month period.  Unvested Stock held by Mr. Lebda is subject to a repurchase option in favor of the Company at $3.91 per share in the event of a change of control of the Company or if Mr. Lebda’s employment with the Company terminates for any reason other than (i) death, (ii) Disability, (iii) the Company’s termination of his employment without Cause or (iv) Mr. Lebda’s resignation from the Company for Good Reason (with such terms having the meaning provided them under Mr. Lebda’s employment agreement).

Item 3.02.           Unregistered Sales of Equity Securities.

Reference is hereby made to the sale of Stock of the Company to Douglas R. Lebda pursuant to the Stock Purchase Agreement as described in Item 1.01 above. The issuance of the Stock was made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

          (d) Exhibits.

Exhibit No.	Description

10.1	Stock Purchase Agreement, dated February 8, 2009, between Tree.com, Inc. and Douglas R. Lebda

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREE.COM, INC.

Date: February 11, 2009	By:	/s/ Scott Cammarn
Name: Scott Cammarn
Title: Senior Vice President and General Counsel

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